Exhibit 4.6

THE PURCHASE RIGHTS EVIDENCED BY THIS WARRANT AGREEMENT AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON EXERCISE OF SUCH PURCHASE RIGHTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.

GENPREX, INC.

WARRANT AGREEMENT

November 3, 2016

THIS CERTIFIES THAT, for value received, Viet Ly or his successors and permitted assigns pursuant to the terms hereof (the “Warrantholder”), is entitled to purchase from Genprex, Inc., a Delaware corporation (the “Corporation”), subject to the terms set forth below, 81,185 fully paid and non-assessable shares (subject to adjustment as provided herein) (the “Warrant Shares”) of the Corporation’s voting common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $35.33 in cash per Warrant Share (the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. The term “Warrant Agreement” as used herein shall refer to this Warrant Agreement, as the same may be amended or amended and restated.

This Warrant Agreement is issued pursuant to that certain Warrant Purchase Agreement, made and entered into as of the date hereof by and between the Corporation and the Warrantholder.

1. Exercise Period. Subject to the terms and conditions of this Warrant Agreement, the purchase rights evidenced by this Warrant Agreement may be exercised, in whole or in part, at any tune and from time to time following the date hereof and before 5:00 p.m. (Central Time) on November 1, 2026 (the “Expiration Date”).

2. Method of Exercise; Payment; Issuance of New Warrants.

(a) The purchase rights evidenced by this Warrant Agreement may be exercised by the Warrantholder, in whole or in part, by the surrender of this Warrant Agreement (with a duly executed notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”)) at the principal office of the Corporation, accompanied by the payment to the Corporation, in cash, by wire transfer, or by certified check payable to the Corporation, of an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which the purchase rights evidenced by this Warrant Agreement is being exercised (which number of Warrant Shares shall be stated in the duly executed Notice of Exercise). Upon receipt by the Corporation at such office of this Warrant Agreement and a duly executed Notice of Exercise in proper form for exercise, together with the aggregate Exercise Price due to the

Corporation, the Warrantholder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the number of the Warrant Shares as to which the purchase rights set forth in this Warrant Agreement have been so exercised (and such Warrant Shares shall be deemed, to the fullest extent permitted by law, to have been issued) immediately prior to the close of business on the date upon which the purchase rights evidenced by this Warrant Agreement are exercised as aforesaid.

(b) In the event of any exercise of the purchase rights evidenced by this Warrant pursuant to this Section 2, the Corporation will use commercially reasonable efforts to execute and deliver a certificate or certificates evidencing the Warrant Shares so purchased to the Warrantholder within five (5) Business Days (as defined below) from the Corporation’s receipt of the Notice of Exercise and payment as described in this Section 2. If the purchase rights evidenced by this Warrant Agreement are exercised in part only, unless the purchase rights evidenced by this Warrant Agreement have been fully exercised or expired, the Corporation shall use commercially reasonable efforts to deliver to the Warrantholder a new Warrant Agreement evidencing the rights of the Warrantholder to purchase the balance of the Warrant Shares purchasable hereunder within such five (5) Business Day period. For purposes of this Warrant, “Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York, New York, are required to be open.

(c) Fractions of a Warrant Share. The Corporation shall not be required to issue any fraction of a Warrant Share in connection with the exercise of the purchase rights evidenced by this Warrant Agreement pursuant to this Section 2. At its option, the Corporation may pay to the Warrantholder, in lieu of any fraction of a Warrant Share resulting from the exercise of the purchase rights evidenced by this Warrant Agreement, an amount of cash equal to the product of (a) the applicable fraction of a Warrant Share multiplied by (b) the Fair Market Value (as defined below) of a share of Common Stock. For purposes hereof, “Fair Market Value” shall mean, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or traded on a national securities exchange for at least ten (10) consecutive trading days immediately preceding such date of determination, the daily volume-weighted average price of such security for the ten (10) consecutive trading days immediately preceding such date of determination as reported by Bloomberg, L.P. (or, if no such price is reported by Bloomberg, L.P. for any particular trading day during such ten (10) trading day period, the daily volume-weighted average price of such security as officially reported for such trading day on the principal securities exchange on which such security is then listed or admitted to trading shall be used for the purposes of calculating such ten (10) trading day volume-weighted average price); or (ii) if the Common Stock is not then listed or traded on a national securities exchange for at least ten (10) consecutive trading days immediately preceding such date of determination, the fair market value as determined by the board of directors of the Corporation (the “Board’’) in good faith, as evidenced by a resolution or resolutions of the Board.

3. Exercise in Connection with an Extraordinary Transaction.

(a) Definitions. For purposes of this Section 3, “Extraordinary Transaction” shall mean (i) a merger or consolidation in which the Corporation is a constituent corporation and the shares of Common Stock are converted, exchanged or cancelled, (ii) a conversion, reorganization or reclassification of the capital stock of the Corporation in which the Common Stock are converted, exchanged or cancelled (other than a merger or consolidation provided in clause (i) hereof), (iii) a transaction or series of related transactions which constitute(s) a sale, lease or exchange of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, or (iv) a transaction or series of related transactions which constitute(s) a dissolution or liquidation of the Corporation.

(b) If there shall occur any Extraordinary Transaction, then, from and after the consummation of such Extraordinary Transaction, the Warrantholder shall receive upon exercise of all or any portion of the purchase rights evidenced by this Warrant Agreement pursuant to the terms of Section 2, in lieu of Warrant Shares, the kind and amount of shares or other securities, cash, property or other rights that the Warrantholder would have received if the purchase rights evidenced by this Warrant Agreement (or portion thereof being exercised) had been exercised pursuant to the terms of Section 2 immediately prior to the consummation of such Extraordinary Transaction (assuming the Warrantholder failed to exercise its rights of election, if any, as to the kind or amount of shares or other securities, cash, property or other rights receivable by the holders of shares of Common Stock upon consummation of such Extraordinary Transaction) and, without further action on the part of the Corporation, the Warrantholder or any other person or entity, the purchase rights evidenced by this Warrant Agreement shall thereafter represent the right to receive upon exercise pursuant to the terms of Section 2, solely the kind and amount shares or securities, cash, property or other rights that the Warrantholder would have received if the purchase rights evidenced by this Warrant Agreement (or portion thereof being exercised) had been exercised pursuant to the terms hereof immediately prior to the consummation of such Extraordinary Transaction (assuming the Warrantholder failed to exercise its rights of election, if any, as to the kind or amount of shares or other securities, cash, property or other rights receivable by the holders of shares of Common Stock upon consummation of such Extraordinary Transaction).

(c) The Corporation will not effect any Extraordinary Transaction unless prior to the consummation thereof, the successor entity (if other than the Corporation) or purchasing person or entity shall assume by written instrument the obligation to deliver to the Warrantholder such shares or other securities, cash, property or other rights in accordance with Section 3(b).

(d) Notwithstanding any other provision of this Warrant Agreement, if an exercise of all or any portion of the purchase rights evidenced by this Warrant Agreement is to be made in connection with an Extraordinary Transaction, the exercise of all or any portion of the purchase rights evidenced by this Warrant Agreement may, at the election of the Warrantholder, be conditioned upon the consummation of such Extraordinary Transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such Extraordinary Transaction.

4. Stock Fully Paid; Reservation of Warrant Shares. The Corporation covenants and agrees that all Warrant Shares from time to time issuable upon exercise of the purchase rights evidenced by this Warrant Agreement have been duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation hereby covenants and agrees that the Corporation will, at all times through the Expiration Date, reserve and keep available out of its aggregate authorized but unissued shares of Common Stock, the number of Warrant Shares deliverable upon the exercise of the purchase rights evidenced by this Warrant Agreement.

5. Adjustment. The number of Warrant Shares purchasable upon the exercise of the purchase rights evidenced by this Warrant Agreement shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, the number of Warrant Shares to be received by the Warrantholder upon exercise of the purchase rights evidenced by this Warrant Agreement shall be appropriately adjusted such that the proportion of the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement to the total number of outstanding shares of Common Stock immediately prior to such subdivision or combination is equal to the proportion of the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement to the total number of outstanding shares of Common Stock immediately after such subdivision or combination.

(b) In the case the Corporation shall hereafter declare a dividend or distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement shall be increased by dividing such number by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such record date, and (ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on such record date and (y) the total number of shares of Common Stock constituting such dividend or distribution. If any dividend or distribution of the type described in this Section 5(b) is declared but not so paid or made, the number of Warrant Shares issuable upon exercise of the purchase rights evidenced by this Warrant Agreement shall again be adjusted to the number of Warrant Shares that would be issuable upon exercise of the purchase rights evidenced by this Warrant Agreement if such dividend or distribution had not been declared.

(c) In the event the Corporation shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in any securities of the Corporation other than shares of Common Stock (including, but not limited to, any other class of capital stock or debt securities), then and in each such event the Board shall, to the fullest extent permitted by law, take all lawful actions so that the Warrantholder shall receive upon exercise of the purchase rights evidenced by this Warrant Agreement, in addition to the number of Warrant Shares receivable upon exercise of the purchase rights evidenced by this Warrant Agreement, the number of such other securities of the Corporation which the Warrantholder would have received had the purchase rights evidenced by this Warrant Agreement been exercised on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by such holder as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 as applied to such distributed securities.

(d) The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such lawful action as may be necessary or appropriate in order to protect the rights of the Warrantholder under this Section 5 against impairment.

6. Notice of Adjustments. Whenever an adjustment is required pursuant to Section 5, the Corporation shall, within thirty (30) days of such adjustment, deliver a certificate signed by its chief executive officer or chief financial officer to the Warrantholder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and number of Warrant Shares (or other securities) purchasable upon exercise of the purchase rights evidenced by this Warrant Agreement after giving effect to such adjustment.

7. Legend. Each certificate evidencing Warrant Shares issued upon exercise of this Warrant shall bear the following legend substantially in the form set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.”

8. Rights as Stockholder. Notwithstanding any other provision of this Warrant Agreement, prior to the proper exercise of the purchase rights evidenced by this Warrant Agreement by the Warrantholder in accordance with the terms of this Warrant Agreement, no Warrantholder, as such, shall be entitled to vote or receive dividends or distributions or be deemed the holder of Warrant Shares, nor shall anything contained herein be construed to confer upon the Warrantholder, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof (or by written consent in lieu of any such meeting), or to receive notice of meetings, or to receive dividends or distributions or otherwise. Upon the proper exercise of the purchase rights evidenced by this Warrant Agreement in accordance with the terms of this Warrant Agreement, the Warrantholder shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented thereby on, and such certificate shall be dated as of, the date upon which the purchase rights evidenced by this Warrant Agreement are exercised with respect to such Warrant Shares in accordance with the terms hereof.

9. Modification and Waiver. The Corporation may change, waive, discharge, terminate or amend any provision of this Warrant Agreement with the consent of Warrantholder.

10. Termination. The purchase rights evidenced by this Warrant Agreement shall terminate on the Expiration Date. Notwithstanding the foregoing, the purchase rights evidenced by this Warrant Agreement will terminate on any earlier date when all of the purchase rights evidenced by this Warrant Agreement have been exercised.

11. Notices. Any notice required to be given or delivered to the Warrantholder or the Corporation shall be sent by certified or registered mail, postage prepaid, to such Warrantholder at its address indicated on the signature page of this Agreement or as shown on the books and records of the Corporation or to the Corporation at the address indicated on the signature page of this Warrant. All such notices shall be effective on the day following the date such notice is deposited in the mails, addressed as aforesaid, unless otherwise provided herein.

12. Restrictions on Assignment; Transfer of Shares. The purchase rights evidenced by this Warrant Agreement and the Warrant Shares issued upon the exercise of the purchase rights evidenced by this Warrant Agreement shall not be assigned, sold, pledged, transferred or otherwise disposed of except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

13. Binding Effect on Successors. To the fullest extent permitted by law, this Warrant Agreement shall be binding upon any entity succeeding the Corporation by merger, consolidation or acquisition of all or substantially all of the Corporation’s assets, and all of the covenants and agreements of the Corporation shall inure to the benefit of the successors and permitted assigns of the Warrantholder. This Warrant Agreement shall be binding upon and inure to the benefit of the Corporation and the Warrantholder and their respective successors and permitted assigns. The Warrantholder shall not be permitted to assign any of its rights, interests or obligations hereunder without the express written consent of the Corporation.

14. Lost Warrant Agreement. The Corporation covenants to the Warrantholder that upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction, or mutilation of this Warrant Agreement and, in the case of any such loss, theft or destruction, upon receipt of the Warrantholder’s unsecured indemnification agreement, or in the case of any such mutilation upon surrender and cancellation of this Warrant Agreement, the Corporation will make and deliver a new Warrant Agreement in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement.

15. Governing Law. This Warrant Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware (without regard to any conflict of laws principle that would apply the law of another jurisdiction), whether as to its validity, construction, capacity, performance or otherwise.

16. Consent to Jurisdiction. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF

DELAWARE, IN EACH CASE, LOCATED IN THE CITY OF WILMINGTON, AND TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRRBVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. TO THE FULLEST EXTENT PERMITTED BY LAW, IN ANY SUCH ACTION, SUIT OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OTHER ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGT IN AN INCONVENIENT FORUM.

17. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS WARRANT AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant Agreement is executed as of the date first written above.

COMPANY:

GENPREX, INC.

/s/ RODNEY VARNER
Name: Rodney Varner
Title: Chief Executive Officer

Address:
100 Congress Avenue
Suite 2000
Austin, TX 78701

ACCEPTED AND AGREED:

WARRANTHOLDER:

/s/ VIET LY
Viet Ly